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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
          File Reports Under Sections 13  and 15(d) of the Securities
                              Exchange Act of 1934


                                                      Commission File No. 1-7083
                                                                          ------

                         CRESTAR FINANCIAL CORPORATION
            (Exact name of registrant as specified in its charter)


         919 EAST MAIN STREET, RICHMOND, VIRGINIA 23261 (804) 782-5000 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                         COMMON STOCK, PAR VALUE $5.00
           (Title of each class of securities covered by this Form)


                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [x]        Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)    [x]

Approximate number of holders of record as of the certification or notice date:
                                      One.

      Pursuant to the requirements of the Securities Exchange Act of 1934, Crestar Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                      CRESTAR FINANCIAL CORPORATION

Dated:  January 13, 1999              By: /s/ JAMES M. WELLS, III
                                          ------------------------------
                                          James M. Wells, III, President